Exhibit 99.2

Hooters Casino Hotel

Fourth Quarter and Year Ended December 31, 2007 Financial Results

April 2, 2008

Operator:

Ladies and gentlemen, thank you for standing by.  Welcome to the Fourth Quarter and Year Ended December 31, 2007 Conference Call for 155 East Tropicana, LLC, owner of the Hooters Casino Hotel.  As a reminder, today’s call is being recorded.  At this time all participants are in a listen-only mode.  Following the presentation we will conduct a question-and-answer session.  Instructions will be provided at that time for you to queue up for questions.  I’d now like to turn the call over to Michael Hessling, President of 155 East Tropicana.  Please go ahead, sir.

Michael Hessling:

Welcome and thank you for participating in today’s call.  Joining me from the company are Neil Kiefer our Chief Executive Officer, Gary Gregg, Chief Operating Officer; and Deb Pierce, Chief Financial Officer.  If you have not received yesterday’s news release please call (702) 597-6076 and leave us your e-mail contact information.  The press release can also be found on the Investor Relations portion of our website, www.hooterscasinohotel.com.

During this conference call, company management may make forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties including, but not limited to, risks related to our substantial level of debt and our debt obligations and covenants, the implementation of the company’s business and marketing strategies, the company’s short operating history, its dependence on one gaming site, changes in and challenges to gaming laws and regulations, competition, changes in federal and state tax laws, and factors beyond our control.  Additional information about factors that could affect the company’s business is set forth in our SEC filings.

The content of this conference call contains time sensitive information that is accurate only as of the date of this conference call, April 2, 2008.  The company undertakes no obligation to revise or update any statement to reflect events or circumstances after the date of this conference call.  This call is the property of 155 East Tropicana, LLC.  Any redistribution, retransmission, or rebroadcast of this call in any form without express written consent of the company is strictly prohibited.

2007 was a year of continuing challenges for us. Our operational team worked diligently at finding the right combination of marketing and operational initiatives to move the company forward and generate improved financial results.  However, we were not helped by the economy in Las Vegas, Nevada, and the entire US. The challenges presented by the current economy have eroded consumer confidence, and factors such as the home foreclosure situation, high gasoline prices, and general nervousness about discretionary spending seem to have caused certain customers to reduce their spending on leisure and entertainment.  Inasmuch as we cater to a more cost-conscious clientele, consumer spending reductions tend to hit us particularly hard when compared to other properties.

According to Gaming Revenue Reports published by the Nevada Gaming Control Board, the gaming revenue for all locations on the Las Vegas Strip fell 0.7% for the quarter ended December 31, 2007 and table games revenue fell 3.4% in the fourth quarter.  We believe that this is indicative of an overall softening of the Las Vegas Strip casino revenues in the fourth quarter that has affected the smaller properties, such as Hooters, the most.

Visitor counts to Las Vegas in the fourth quarter of 2007, published by the Las Vegas Visitors Authority, were flat with the same quarter in 2006.   We believe that the credit market crisis that began in August 2007 has impacted our revenues and visitor counts.

This impact of reduced traffic and the slowdown in consumer spending was felt primarily in the fourth quarter and into January of this year.  That said, as Gary will discuss in more detail momentarily, we have been very focused on reducing costs and driving traffic with our revamped marketing programs.  As we continue to make progress in these areas, we remain cautiously optimistic that we will be able to successfully navigate this challenging macroeconomic environment while continuing to bring our customers the inimitable Hooters experience every time they visit our property.

I will now turn the presentation over to Deb Pierce, our CFO, who will update you on our recent financial reports.  Deb…

Deborah Pierce:

Thank you Mike.  Hopefully many of you have had the chance to review the press release we issued yesterday.  Our Form 10-K was filed with the SEC on March 31.  In my presentation, I will be referring to the fourth quarter operating results of 155 East Tropicana LLC, compared to the financial results of the fourth quarter last year.

Net revenues for the fourth quarter of 2007 declined 12.0% to $14.8 million, compared to $16.8 million in the fourth quarter of 2006.  The decline of $2.0 million in net revenue for this time period was the result of decreases in all  of our operating revenues, including casino, food, beverage and entertainment and hotel and other.  Dispite a slight increase in rooms occupied for the quarter, we  experienced a general decline in visitor traffic to our casino, restaurants and bars and a 13% decrease in hotel ADR .

Expenses before interest, depreciation and related-party royalties totaled $13.1 million for the fourth quarter 2007, a decrease of 8.3%, from $14.4 million during the same period in the previous year.  In general, the cost reductions were the result of decreased payroll and related costs and marketing and advertising.

Please refer to our press release issued yesterday, April 1, for departmental detail on revenue and expense.

Very briefly, I will comment on the financial results for 2007.  You can review a more detailed analysis by reading the 10-K for 2007 and yesterday’s press release.

Net operating revenues for 2007 were $65.0 million compared to $66.7 million in 2006, a decrease of $1.7 million.  For 2007 we operated for a full twelve months.  In 2006 we were essentially closed in January and reopened as the Hooters Casino Hotel on Feb 3, 2006, when revenues spiked for about three months with the excitement of the grand opening.  We experienced a decline in casino revenues of $2.3 million in 2007 due to decreased traffic and an increase in promotional allowances of $0.9 million due to new slot programs.   These were offset  partially by increased hotel and other revenue of $1.8 million due to increased occupancy in January and throughout the year.

Despite an extra month of operations in 2007, operational expenses before depreciation, related party royalty expense, preopening and loss on disposal of assets were $58.4 million in 2007 compared to $59.1 million in 2006 due to cost cutting in payroll, marketing and other areas.

Adjusted EBITDA was $6.7 million in 2007 compared  to $7.6 milion in 2006.

For the year ended December 31, 2007, the Company used $6.3 million of cash in operating activities (which included the payment of $11.9 million in interest on all debt).  $0.9 million in cash was used for capital expenditures.

For 2007, the Company was provided $6.8 million of cash from financing activities. The Company received $5.3 million in proceeds from issuance of long-term debt, which was made up of draws against our credit facility, and $3.5 million in payments related to the asset purchase agreement entered into by the Company in April 2007. This was partially offset by $2.0 million in principal payments on equipment debt.

Subsequent to December 31, 2007, the Company collected payments of $500,000 in January, February and March 2008 to extend the deadline for the closing of the asset purchase agreement.  The closing deadline can be further extended by monthly extension payments of $500,000 until June 30, 2008.

Our four-year $15.0 million revolving credit facility, which matures on March 30, 2009, had outstanding draws of $6.3 million at December 31, 2007.

We paid our bond payment of $5.7 million on April 1, 2008 out of available  cash.  We did not borrow against our credit facilility.

Capital expenditures of approximately $1.0 million are anticipated in 2008.

We believe that we have the flexibility to cover operational contingencies, working capital needs, capital expenditures, and debt service obligations during 2008 through the use of cash (which totaled $5.9 million at December 31, 2007, including $3.8 million required in daily operations), our cash flow from operations, our ability to draw against our $15.0 million credit facility, available equipment financing, and the receipt of extension fee payments called for under the asset purchase agreement, three of which were received subsequent to December 31, 2007.

And now Gary Gregg, our Chief Operating Officer will give you his comments on operations.

Gary Gregg:

Thanks Deb.

While the fourth quarter was difficult due in part to the impact the economic environment is having on our customer, we remain very focused on optimizing our operations so that we are best positioned to navigate this challenging market.  During the fourth quarter of 2007, we overhauled the expense structure of the operations.  We reorganized our management team, restaurant operations, casino operations, staffing levels, benefits programs and other expenses.  We also added key marketing programs to promote revenue.  We expect to reap the benefits from these initiatives in 2008.

We closed our DAM Coffee Shop on October 24th and shifted 24 hour food and beverage operations to Marino’s Restaurant, resulting in significant savings in labor and cost of goods.  Displaced covers have been successfully absorbed by Hooters and Marino’s without significant loss of food revenue.

With minimal capital expense, we will recycle the DAM Coffee Shop space as a revenue producing entertainment venue.  The Grand Opening of Dixie’s Double D Saloon will take place this Memorial Day weekend featuring country recording star Joe Diffie.  Since the closing of Gilley’s at the defunct Frontier, we recognize the opportunity to be the only casual country music dance hall on the strip, and believe our casual customer base is the perfect audience for this kind of entertainment.

After extensive research during the third and fourth quarters, we implemented what we believe to be Southern Nevada’s only “Go For Your Own” toke policy, involving our Table Games Dealers.

After evaluating the first 60 days of the new policy, we are encouraged by the positive trends we are seeing.  Players are playing longer due to exceptional customer service and a better gaming experience and the increased game pace benefits the Dealer with more toke opportunities per hour.

Also during the fourth quarter we developed, implemented and refined several new gaming and food marketing initiatives.

During the last quarter we adjusted to the economic and market conditions that affect room sales.  We supplemented our sales staff by bringing on several third party room sales experts that specialize in internet and search engine messaging.  We believe we are now well positioned with regard to room sales throughout 2008.

As mentioned earlier by Mike, hotel occupancy and vistor volume was stagnant in the fourth quarter of 2007.  Reports from the Las Vegas Vistors Authority for January 2008 showed a moderate decrease in hotel occupancy, visitor volume and ADR .  We have seen very aggressive pricing from the large hotels in Las Vegas and expect to see lower room rates in 2008.

Economic conditions have reduced the short term meetings market, and trends experienced at major trade shows during the fourth and first quarters show decreased attendance and shorter duration of stays, as corporate America tightens its collective belt.  The resulting effect is less high-rated convention bookings, which means more available room inventory shifted to the short-term leisure segment.  When taking the city’s oversize room inventory into account, the result could be steep discounts along the strip.  It is worth repeating that we are prepared for the challenge of getting the most out of our occupancy.

With 2 full years of developing a player database, we have now reached a tipping point in terms of club sign ups to fuel various room, food, entertainment and gaming offers.  As a result, response rates are up and as we continue to grow our database, our statistical advantage will continue to increase.

As our initiatives have taken hold, we are encouraged by intial results in the first quarter of 2008.

Thanks for your time this morning, and now I will turn the proceedings back to Mike.

Michael Hessling:

Thanks a lot Gary.

As we previously discussed on our last conference call on August 14th, on April 30, 2007, we entered into an Asset Purchase Agreement  with Hedwigs Las Vegas Top Tier, LLC which was amended on May 7, 2007 and August 8, 2007. Pursuant to the terms of the Agreement, the buyer has offered to purchase essentially all of our assets for a purchase price of $95.0 million in cash, the payment of certain accrued royalties, and the assumption of certain outstanding debt. The buyer also agreed to be responsible for our outstanding notes. As of this date, we have received $3.0 million in deposits from the buyers that apply against the purchase price, and $2.0 million in non-refundable extension fee payments that have extended the purchase agreement to April 30, 2008.  With the receipt of two additional payments, the purchase agreement can be extended to June 30, 2008.

We have been kept informed by the principal of the buyer of their efforts in regard to obtaining financing and additional equity partners.  We believe that they are working diligently toward that end.

Of course, there can be no assurance that the conditions to closing under the purchase agreement will ever be satisfied, or any transaction contemplated under the purchase agreement will be consummated, or if a transaction is consummated, it will be on the same or similar terms as currently provided under the purchase agreement.

Looking ahead, we believe Gary and his team are making significant progress in reducing costs and implementing marketing and other operational changes designed to successfully navigate this challenging economic environment.  Although we do not provide specific guidance and cannot comment on anticipated first quarter results at this time, we can say that we are encouraged by the improved trends we are seeing as these initiatives continue to take hold.

That concludes our prepared remarks, and we would be happy to open it up for any questions you may have for Gary, Deb or me. Please keep in mind that with respect to the asset purchase agreement, we cannot provide any information that has not already been publicly disclosed.